MARGO NURSERY FARMS INC.
[LETTERHEAD]


                                                             NEWS RELEASE

NASDAQ SYMBOL: MRGO

FOR IMMEDIATE RELEASE                  CONTACTS:  MICHAEL J. SPECTOR OF
                                                   ALFONSO ORTEGA
                                                   (787) 883-2570



                       MARGO NURSERY FARMS, INC. ANNOUNCES
                      THE SALE OF 54 ACRE NURSERY FACILITY
                               IN MIAMI, FLORIDA


Vega Alta, Puerto Rico: October 1, 1997 - Margo Nursery Farms, Inc. (the "Company") (NASDAQ SYMBOL: MRGO) announces the sale of the Company's 54 acre nursery facility in Miami, Florida for a price of $800,000. The Company expects to record a pretax gain from this transaction during the third quarter of approximately $200,000. Terms of this sale were cash.

In addition, the Company has received a contract on another 20 acre nursery facility owned by the Company in Miami, Florida. The Company is still negotiating the terms and conditions of the offer. If an agreement is reached between the parties, the closing is expected to take place before year end.

MARGO NURSERY FARMS, INC., is engaged in the business of growing and distributing a wide range of both indoor and outdoor tropical foliage and flowering plants in Vega Alta, and Barranquitas, Puerto Rico. The Company is also engaged in the sale of lawn and garden products, and the provision of landscaping services in Puerto Rico and the Caribbean.